EXHIBIT 99.1

      WINDROSE MEDICAL PROPERTIES TRUST REPORTS FIRST QUARTER 2006 RESULTS

     FIRST QUARTER HIGHLIGHTS:
     -------------------------

     * Reported quarterly rental revenues of $21.2 million, up 123.0% from
       2005

     * Generated funds from operations (FFO) of $0.29 per share on a fully diluted basis

     * Completed $50 million private placement of trust preferred securities

     * Declared quarterly dividends of $0.235 per common share and $0.4521 per preferred share

INDIANAPOLIS, May 3 /PRNewswire-FirstCall/ -- Windrose Medical Properties Trust (NYSE: WRS), a self-managed specialty medical properties REIT, announced today financial results for the first quarter ended March 31, 2006.

FINANCIAL AND OPERATING RESULTS

Windrose reported first quarter 2006 rental revenues of $21.2 million, compared to $9.5 million for the first quarter 2005, a 123.0% increase. First quarter 2006 corporate general and administrative expenses were $1.5 million, compared to $1.0 million for the same quarter in 2005, a 53.5% increase.

First quarter 2006 net income was $1.2 million compared to $2.3 million for the first quarter 2005. Excluding the gain on sale of Morningside Plaza, first quarter 2005 net income was $1.0 million. First quarter 2006 net income available for common shareholders was $190,000, or $0.01 per diluted share based on 17.9 million weighted average common shares outstanding, compared to $2.3 million, or $0.19 per diluted share based on 12.3 million weighted average common shares outstanding and after preferred dividends, for the first quarter 2005. Excluding the gain on sale of Morningside Plaza, first quarter 2005 net income was $1.0 million, or $0.09 per diluted share.

First quarter 2006 funds from operations (FFO), comprised of net income plus depreciation and amortization from real estate, was $5.2 million, or $0.29 per diluted share on an increased share base, compared to $3.1 million, or $0.26 per diluted share, for the first quarter 2005. First quarter 2006 funds available for distribution (FAD), which consists of FFO adjusted primarily for straight-line rent, above/below market rents, and amortization of deferred financing fees, was $4.7 million.

Hospital Affiliates Development Corp. (HADC), Windrose's taxable development subsidiary, generated a first quarter 2006 pre-tax loss of $36,000, as compared to a first quarter 2005 pre-tax profit $118,000. The first quarter 2006 after-tax loss was approximately $21,000.

On January 30, 2006, Paula J. Conroy joined Windrose as Senior Vice President and Chief Financial Officer. On March 1, 2006, Robert L. Bowen joined the Board of Trustees.

In March 2006, Windrose Capital Trust I, a Delaware statutory trust which is a wholly-owned subsidiary of Windrose Medical Properties, L.P., the operating partnership of Windrose, completed a $50 million private placement of fixed/floating rate trust preferred securities. These securities will be treated as unsecured long-term debt. Approximately $17.1 million of the net proceeds from the private placement was used to repay outstanding indebtedness under a Bridge Loan Agreement with KeyBank National Association, which was terminated upon repayment. The remaining approximately $32.9 million will be used for general corporate purposes, including funding future acquisitions.

In March 27, 2006, the Company secured through subsidiaries two new secured term loans totaling $36.0 million with Charter One Bank, N.A. to provide permanent financing for the Foundation Surgical Hospital and the Foundation Medical Tower, each located in Bellaire, Texas. These facilities replace two secured construction loans made in September 2004 and December 2004.

Fred Klipsch, Windrose's Chairman and Chief Executive Officer, remarked, "Our first quarter results reflect our expanded portfolio platform that increased approximately 130% in 2005 to $690 million. As a result of the significant development and acquisition activity during the fourth quarter of 2005, we focused on the integration of these assets and the expansion of our infrastructure during the first quarter of 2006. With our broadened asset base, we believe that we are well positioned for future portfolio expansion and expect revenues to grow."

Fred Farrar, Windrose's President and Chief Operating Officer, stated, "During the first four months of the year, we were focused on strengthening of our balance sheet. We have aggressively reduced our interest costs and taken steps towards reducing our leverage ratios. This progress has been achieved through optimizing the use of capital structure from our recent offerings."

POST-FIRST QUARTER EVENTS

In April 2006, Windrose completed a public offering of 2,300,000 common shares at $14.80 per share for net proceeds of $32.3 million. The underwriters have a 30-day option to purchase up to 345,000 common shares to cover any over-allotments. The proceeds from the offering will be used to pay down Windrose's existing indebtedness.

Also in April, the Company's development subsidiary, HADC, was engaged to manage the project implementation of a $75 million expansion and renovation of an acute care hospital. Under the Program Management Agreement, HADC, as the owner's representative, will manage the work of third party professionals in the site due diligence, design, equipping and construction of a 200,000 square foot expansion and a 21,000 square foot renovation of Sumner Regional Medical Center
(SRMC) on a fee-for-service basis for ownership by Sumner Regional Medical
Center.

On April 26, 2006, Philip J. O'Donnell joined Windrose as Vice President - Asset Management.

DISTRIBUTIONS

As previously announced, Windrose's Board of Trustees declared a first quarter 2006 dividend of $0.235 per common share. The first quarter 2006 common share dividend represents a 4.4% increase over the dividend for the quarter ended December 31, 2005. The dividend is payable on May 25, 2006 to shareholders of record on May 15, 2006. The Board of Trustees declared a quarterly dividend of $0.4521 per 7.5% Series A cumulative convertible preferred share. This dividend is payable on May 22, 2006 to preferred shareholders of record on May 5, 2006. The Board of Trustees will evaluate the dividend quarterly for the balance of 2006.

CONFERENCE CALL AND WEBCAST

Windrose will host a conference call to discuss first quarter results on Wednesday, May 3, 2006 at 11:00 a.m. Eastern Daylight Time / 10:00 a.m. Central Daylight Time. The conference call will be accessible by telephone and through the Internet. Telephone access is available by dialing (877) 407-9039 for domestic callers, and (201) 689-8470 for international callers. Those interested in listening to the conference call should dial into the call approximately 10 minutes before the start time.

A live webcast of the conference call will be available online at http://www.windrosempt.com. After the live webcast, the call will remain available on Windrose Medical Properties Trust's website, http://www.windrosempt.com, through June 2, 2006. In addition, a telephonic replay of the call will be available from through May 17, 2006. The replay dial-in numbers are (877) 660-6853 for domestic callers and (201) 612-7415 for international. Please use account number 3055 and conference ID number 198599.

ABOUT WINDROSE

Windrose is a self-managed real estate investment trust (REIT) based in Indianapolis, Indiana with offices in Nashville, Tennessee. Windrose was formed to acquire, selectively develop and manage specialty medical properties, such as medical office buildings, ambulatory surgery centers, outpatient treatment diagnostic facilities, physician group practice clinics, specialty hospitals and treatment centers.

NON-GAAP FINANCIAL MEASURES

This press release contains non-GAAP financial information that is generally provided by most publicly-traded REITs and that we believe may be of interest to the investment community. Reconciliation of all non-GAAP financial measures to GAAP financial measures are included in the schedule accompanying this press release and on Windrose's web site at http://www.windrosempt.com under the heading "Financial Reports" on the "Investor Center" section of Windrose's web site.

Windrose believes that FFO is helpful in understanding Windrose's operating performance in that FFO excludes depreciation and amortization expense on real estate assets. Windrose believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies. FFO should not be considered as an alternative to cash flows from operating, investing and financing activities as a measure of liquidity. The White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in April 2002 defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains from sales of properties, plus real estate related depreciation and amortization and after comparable adjustments for Windrose's portion of these items related to unconsolidated entities and joint ventures. A reconciliation of Windrose's first quarter 2006 FFO to net income, the most directly comparable GAAP measure, is included in a schedule accompanying this press release.

Windrose's management considers funds available for distribution ("FAD") to be a useful liquidity measure because FAD provides investors with an additional basis to evaluate the ability of Windrose to incur and service debt and to fund capital expenditures and distributions to shareholders and unit holders. Windrose derives FAD by adjusting FFO for certain non-cash items such as the straight line rent adjustment, above/below market lease rents, amortization of loan fees, and depreciation of non-real estate property, plant and equipment. A reconciliation of Windrose's first quarter 2006 FAD to net income, the most directly comparable GAAP measure, is included in a schedule accompanying this press release.

SAFE HARBOR

Some of the statements in this news release, including those related to this earnings report, constitute forward-looking statements. Such statements include, in particular, statements about our beliefs, expectations, plans and strategies that are not based on historical facts. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties, assumptions and changes in circumstances, many of which are beyond our control, which may cause our actual results to differ significantly from those expressed in any forward- looking statement. The factors that could cause actual results to differ materially from current expectations include adverse changes in healthcare laws, changes in economic and general business conditions, competition for specialty medical properties, our ability to finance our operations, regulatory conditions and other factors described from time to time in filings we make with the Securities and Exchange Commission including our Annual Report on Form 10-K for the year ended December 31, 2005. The forward-looking statements contained herein represent our judgment as of the date hereof, and we caution readers not to place undue reliance on such statements. We do not undertake to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

    Contact:                              Investors/Media:

Windrose Medical Properties Trust The Ruth Group

    Fred Farrar                           Stephanie Carrington/Jason Rando
    President and COO                     (646) 536-7017/7025
    (317) 860-8213                        scarrington@theruthgroup.com
                                          jrando@theruthgroup.com

                        Windrose Medical Properties Trust
                 Condensed Consolidated Financial Information
         for the Three Months Ended March 31, 2006 and March 31, 2005
               (Dollars in Thousands, Except Per Share Amounts)

                                                   THREE MONTHS   THREE MONTHS
                                                      ENDED          ENDED
                                                    3/31/2006      3/31/2005
                                                   ------------   ------------
RENTAL OPERATIONS
Revenues

  Rent                                             $     21,207   $      9,510

Operating expenses

  Rental expenses                                         5,871          2,798
  Depreciation and amortization                           5,112          2,117
                                                   ------------   ------------
    Total operating expenses                             10,983          4,915

      Operating income from rental operations            10,224          4,595

SERVICE OPERATIONS (HADC)

Revenues

      Development and project management fees               457            637

Expenses

      Cost of sales and project costs                       370            391
      General and administrative expenses                   123            128
                                                   ------------   ------------
        Gain (Loss) from service operations                 (36)           118


GENERAL AND ADMINISTRATIVE EXPENSES

      Corporate operations                                1,518            989

      Operating income                                    8,670          3,724

    OTHER INCOME (EXPENSE)

      Interest income (expense)                          (7,311)        (2,648)
      Gain (loss) on interest rate swap                       -             69
      Other income (expense)                                (77)           (37)
                                                   ------------   ------------
        Total other income (expense)                     (7,388)        (2,616)

    Income tax benefit (expense)                             14            (50)

      Net income before minority interest and
       discontinued operations                            1,296          1,058

      Minority interest in income of common
       unit holders and other subsidiaries                 (135)           (38)

Discontinued Operations

      Net Income from discontinued operations,
       net of minority interest                               -             26
      Net gain on sale of discontinued operations,
       net of minority interest                               -          1,215
                                                   ------------   ------------
        Net income from discontinued operations               -          1,241

    Net income                                            1,161          2,261
                                                   ------------   ------------

      Dividends on preferred shares                         971              -
                                                   ------------   ------------
    Net Income available for common shareholders            190          2,261
                                                   ============   ============

      Weighted average shares of common
       stock outstanding
        - Basic                                          17,539         11,885
        - Diluted                                        17,943         12,288

Net income per common share

        - Basic and diluted                        $       0.01   $       0.19

                        Windrose Medical Properties Trust
                 Condensed Consolidated Financial Information
         for the Three Months Ended March 31, 2006 and March 31, 2005
               (Dollars in Thousands, except per share amounts)

                                                   THREE MONTHS   THREE MONTHS
                                                      ENDED          ENDED
                                                    3/31/2006      3/31/2005
                                                   ------------   ------------
Funds from operations(1) (FFO):

      Net income available for common shareholders $        190   $      2,261
      Add back (deduct):
        Gain on sale of building                              -         (1,250)
        Amortization and depreciation expense             5,112          2,117
        Minority interest share of depreciation
         and amortization                                  (136)           (65)
                                                   ------------   ------------

      Funds from operations (FFO)                  $      5,167   $      3,063

Weighted average shares of common


     stock outstanding
      - Basic                                            17,539         11,885
      - Diluted                                          17,943         12,288

      FFO per common share
        - Basic and diluted                        $       0.29   $       0.26

                        Windrose Medical Properties Trust
                 Condensed Consolidated Financial Information
                  For the Three months Ended March 31, 2006
                            (Dollars in Thousands)

                                                                  THREE MONTHS
                                                                     ENDED
                                                                   3/31/2006
                                                                  ------------
Funds available for distribution(2) (FAD)

      Funds from operations (FFO)                                 $      5,167
      Add back (deduct):
        Straight-line rent adjustment                                   (1,174)
        Rental income associated with above/below
         market leases                                                     334
        Amortization of deferred financing fees                            302
        Depreciation of property, plant and equipment                       47
        Minority interest share of FAD adjustments                          29
                                                                  ------------

      Funds available for distribution (FAD)                      $      4,704

            Cash Spent on Tenant Improvements,
             Capital Expenditures and Leasing Commissions

          Capital improvement expenditures                        $        117
          Tenant improvements and leasing commissions                      280
                                                                  ------------
      Total                                                       $        397

   Reconciliation of Net Income to Cash Flows Provided by Operating Activities

                                                                  THREE MONTHS
                                                                      ENDED
                                                                   3/31/2006
                                                                  ------------
Net income                                                        $      1,161

Adjustments to reconcile net income to net cash provided by operating activities:

  Depreciation and amortization                                          5,112
  Rental income associated with above/below
   market leases                                                           334
  Deferred income taxes                                                    (14)
  Deferred compensation expense                                            118
  Amortization of deferred financing fees                                  302
  Amortization of fair value of debt adjustment                           (139)
  Minority interest in earnings                                            136
  Increase (decrease) in cash due to changes in:
    Construction receivables and payables, net                            (152)
    Straight line rent receivable                                       (1,174)
    Revenue earned in excess of billings                                   (82)
    Billings in excess of revenues earned                                   99
    Receivables from tenants                                               273
    Other accrued revenues and expenses                                   (312)
                                                                  ------------
      Cash flows provided by operating activities                 $      5,708

               Reconciliation of Cash Flows Provided by Operating
              Activities to Funds Available for Distribution (Fad)

                                                                  THREE MONTHS
                                                                      ENDED
                                                                   3/31/2006
                                                                  ------------
Cash flows provided by operating activities                       $      5,708
  Add (Deduct):
    Non-income Operating Cash Flows:
      Billings in excess of revenues earned                                 82
      Revenue earned in excess of billings                                 (99)
      Deferred income taxes                                                 14
      Receivables from tenants                                            (273)
      Amortization of fair value of debt                                   139
      Depreciation of PP&E and
      amortization of other assets
       Other accrued revenues and expenses                                 312
      Construction payables, net                                           152
      Deferred compensation expense                                       (118)
      Minority interest in earnings                                       (136)
      Minority interest share of
       depreciation and amortization and FAD Adjustments                  (107)
      Preferred dividends                                                 (971)
                                                                  ------------
  Funds available for distribution (FAD)                          $      4,704

                        Windrose Medical Properties Trust
                    Condensed Consolidated Balance Sheets
                            (Dollars in Thousands)

                                                    3/31/2006      3/31/2005
                                                   ------------   ------------
Cash and cash equivalents                          $     15,024   $      8,475
Net real estate assets                                  662,625        313,843
Other assets                                             28,244         14,166
                                                   ------------   ------------
  Total assets                                     $    705,893   $    336,484

Secured debt                                       $    386,884   $    173,346
Liability to subsidiary trust issuing
 preferred securities                                    51,000              -
Payables and other liabilities                           19,402         12,181
Minority interest                                         5,830          5,679
Shareholders' equity                                    242,777        145,278
                                                   ------------   ------------
  Total liabilities and shareholders' equity       $    705,893   $    336,484

----------

(1) Windrose believes that FFO is helpful in understanding Windrose's operating performance in that FFO excludes depreciation and amortization expense on real estate assets. Windrose believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies. FFO should not be considered as an alternative to cash flows from operating, investing and financing activities as a measure of liquidity. The White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in April 2002 defines FFO as net income
     (loss) (computed in accordance with GAAP), excluding gains from sales of properties, plus real estate related depreciation and amortization and after comparable adjustments for the Company's portion of these items related to unconsolidated entities and joint ventures.

(2) Windrose's management considers funds available for distribution ("FAD") to be a useful liquidity measure because FAD provides investors with an additional basis to evaluate the ability of Windrose to incur and service debt and to fund capital expenditures and distributions to shareholders and unit holders. Windrose derives FAD by adjusting FFO for certain non-cash items such as the straight line rent adjustment, above/below market lease rents, amortization of loan fees, and depreciation of non-real estate property, plant and equipment.

     Windrose's calculations of FFO and FAD may not be comparable to FFO and FAD reported by other real estate investment trusts ("REITs") due to the fact that not all REITs use the same definitions. FFO and FAD should not be considered as alternatives to net income as indicators of Windrose's operating performance or alternatives to cash flows as measures of liquidity. FFO and FAD do not measure whether cash flow is sufficient to fund all of Windrose's cash needs, including principal amortization, capital expenditures, and distributions to shareholders and unit holders. Additionally, FFO and FAD do not represent cash flows from operating, investing or financing activities as defined by GAAP.

     Reclassifications: Certain prior quarter balances have been reclassified to conform to the current presentation.

SOURCE  Windrose Medical Properties Trust
    -0-                             05/03/2006
    /CONTACT: Fred Farrar, President and COO of Windrose Medical Properties Trust, +1-317-860-8213; or Investors/Media: Stephanie Carrington,
+1-646-536-7017, scarrington@theruthgroup.com, or Jason Rando,
+1-646-536-7025, jrando@theruthgroup.com, both of The Ruth Group, for Windrose Medical Properties Trust/
    /Web site:  http://www.windrosempt.com /
    (WRS)